Exhibit 10.73

LICENSE AGREEMENT

This LICENSE AGREEMENT (the "Agreement") is entered into on July 9, 2012 (the "Effective Date") by and between LinkSpace LLC, a Virginia company, controlled by Mr. Thomas Bascom ("LinkSpace") and Bascom Linking Intellectual Property, LLC a State of Virginia limited liability company, of ________________ ("Licensor") (each a "Party" and collectively the "Parties"). The Parties hereby agree as follows:

1.	BACKGROUND

1.1	Pursuant to that certain Patent Purchase Agreement dated same date herewith, by and between Thomas L. Bascom ("Bascom") and Licensor (the "PPA"), Licensor purchased from Bascom the Patents (as defined below) and the associated rights related thereto.

1.2	As part of the terms of the Patents' acquisition transaction, and as additional valuable consideration thereunder, Bascom has asked to receive the extremely valuable license back provided by this License Agreement, Licensor has agreed to grant to LinkSpace a non-exclusive license under the Patents in accordance with the terms and conditions set forth herein.

2.	DEFINITIONS

2.1	"Affiliate" means, with respect to any Person, any Entity in any country that controls, is controlled by or is under common control with such Person. The term "control" means possession directly or indirectly of the power to direct or cause the direction of the management and policies of an Entity, whether through the ownership of voting securities, by trust, management agreement, contract or otherwise; provided, however, that beneficial ownership of more than fifty percent (50%) of the voting equity interests of an entity shall be deemed to be control.

2.2	"Entity" means any corporation, partnership, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, governmental entity (or any department, agency, or political subdivision thereof) or any other legal entity.

2.3	"Licensed Products" means any software, products or services designed, made, sold, offered for sale, imported or distributed by or for LinkSpace or LinkSpace's Affiliates.

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2.4	"Patents" means each and all of the patents and patent applications listed on Exhibit A hereto, all reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications, provisionals and divisions of such patents, and any patents or patent applications which correspond to or claim priority to any of the foregoing, and all foreign counterparts of the foregoing, whether or not listed on Exhibit A.

2.5	"Person" means any individual or Entity.

2.6	"Third Party" means any Person other than a Party to this Agreement or its Affiliates.

3.	GRANT OF LICENSE

3.1	Licensor hereby grants to LinkSpace and LinkSpace's Affiliates a royalty-free, irrevocable, perpetual, non-exclusive, non-divisible, non-transferable, without the right to sublicense, worldwide right and license under the Patents to make, have made, use, have used, sell, have sold, offer for sale, import, export and otherwise distribute or have distributed Licensed Products and Combo Products (the "License"). Neither LinkSpace nor any of LinkSpace's Affiliates will become a foundry for any Third Party or otherwise act with the intent to provide any Third Party the benefit of the rights under the License. The License, as to any Affiliate of LinkSpace, will terminate as to such Affiliate if and when such Affiliate ceases to meet the requirements of being an Affiliate of LinkSpace.

3.2	In addition, Licensor hereby grants, to all current and future Third Party developers,distributors (direct and indirect), maintenance providers, partners, hosts, purchasers, sellers, importers and users (including without limitation government agencies) of LinkSpace's and its Affiliates' Licensed Products and Combo Products ("Covered Third Parties") a royalty-free, irrevocable, perpetual, non-exclusive, non-divisible, non-transferable, without the right to sublicense, worldwide right and license under the Patents, to make, have made, use, have used, sell, have sold, offer for sale, import, export, distribute, have distributed, maintained and operate Licensed Products only, and as incorporated into Combo Products, subject to any restrictions placed by LinkSpace and its Affiliates on such Covered Third Parties with respect to such license, at their sole discretion; provided that this license does not extend to any software, products or services of any Third Party, other than a Combo Product. For the avoidance of doubt, for government contracts in which LinkSpace or an Affiliate of LinkSpace is a subcontractor, the entities in the contract chain partnering with LinkSpace or its Affiliate in supplying products to such government entities are licensed hereunder to meet Licensed Product and Combo Product contract deliverables or services for the government entity.

For the purposes hereof, a "Combo Product" means an integrated system (i) that incorporates or includes a Licensed Product and (ii) in which system, the Licensed Product would be cited as an essential element of any infringement contention concerning such system.

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3.3	Underno circumstances and notwithstanding anything to the contrary contained herein will the license or any other rights or benefits hereunder ever extend to a Third Party or its Affiliates or ever extend to any software, products or services designed, made, used, sold, offered for sale, imported or distributed by any Third Party or its Affiliates if such license or rights or benefits were first acquired after the date on which such Third Party or its Affiliates first became subject to a patent assertion claim or infringement action or suit involving one or more of the Patents.

3.4	Licensor, upon reasonable request, will confirm the license to Third Parties in writing addressed to LinkSpace by confirming that this Agreement remains in effect as of the date of such confirmation.

4.	TERM OF AGREEMENT

Unless otherwise terminated by operation of law or by acts of the Parties in accordance with the provisions of this Agreement, this Agreement shall be in force from the Effective Date and shall remain in effect until the earlier of (1) the expiration of the last-to-expire Patent licensed under this Agreement or (2) by Licensor delivering written notice of termination to LinkSpace at any time upon or after the filing by LinkSpace of a petition in bankruptcy or insolvency, or upon or after any adjudication that Bascom is bankrupt or insolvent, or upon or after the filing by LinkSpace of any petition or answer seeking judicial reorganization, readjustment or arrangement of the business of LinkSpace under any law relating to bankruptcy or insolvency, or upon or after the appointment of a receiver for all or substantially all of the property of LinkSpace, which is not removed or stayed within sixty (60) days thereafter, or upon or after the making of any assignment or attempted assignment for the benefit of creditors, or upon or after the institution of any proceeding or passage of any resolution for the liquidation or winding up of LinkSpace's business which is not removed or stayed within sixty (60) days thereafter.

5.	ASSIGNMENT

5.1	No Party shall assign or transfer this Agreement or any right, benefit or obligation hereunder, including by a change of control (which shall be deemed an assignment and similarly limited), operation of law or otherwise without the prior written consent of the other Party hereto (which shall not be unreasonably withheld), except that a Party may assign its rights, benefits and obligations under this Agreement to an Affiliate or to any Person that acquires, by purchase of stock, purchase of assets, merger, or other form of transaction, all or substantially all of the business and assets of such Party relating to this Agreement.

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5.2	Notwithstanding anything to the contrary herein, but at all times subject to Section 3.3, LinkSpace or any of its Affiliates may sell, merge, convey or otherwise transfer all or substantially all of its or an Affiliate's equity or assets or all or substantially all of LinkSpace's or an Affiliate's business assets related to the Patents to a Third Party acquirer (the "Acquirer" and a "Sale Transaction", respectively) provided however that the License shall be transferable in the Sale Transaction only if (i) the Acquirer is not a party to a patent assertion claim or infringement action or suit involving one or more of the Patents prior to the Sale Transaction; (ii) the use by the Acquirer of the License will be limited to the terms thereof, shall apply strictly to Licensed Products in existence on the date of the Sale Transaction and in no event will extend to any other products, processes or services of the Acquirer or its Affiliates; and (iii) within thirty (30) days after the transaction with the Acquirer, LinkSpace provides Purchaser with written notice of the transaction, which notice will contain: (x) the effective date of the transaction, (y) a description of the transaction, and (z) a representation and warranty that the condition set forth in (i) above is met.

5.3	Notwithstanding the provisions of this Section 5, Licensor is permitted to sell, assign, or otherwise transfer any of the Patents ("Transferred Patents") without LinkSpace's consent to any third party; provided that the License and covenants of Licensor contained herein shall run with the rights being sold, assigned, or transferred and the Transferred Patents and shall be binding on any successors-in-interest, transferees, or assigns thereof.

5.4	LinkSpace represents and warrants that Thomas L. Bascom controls the equity and voting interests in LinkSpace.

6.	MISCELLANEOUS

6.1	No Third Party Rights. Nothing in this Agreement is intended to confer upon any Person, other than the Parties, their respective Affiliates and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.2	Governing Law; Forum. This Agreement, its performance and interpretation shall be governed by the substantive law of the State of Virginia, USA, exclusive of its choice of law rules. The competent federal courts and tribunals of the Eastern District of Virginia situated in Norfolk, State of Virginia, USA shall have sole and exclusive jurisdiction in any dispute or controversy arising out of or relating to this Agreement.

6.3	Notices. All notices given hereunder will be given in writing, will refer to this Agreement and will be: (i) personally delivered, (ii) delivered prepaid by an internationally recognized express courier service, or (iii) sent postage prepaid registered or certified U.S. mail (return receipt requested) to the address set forth below:

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If to LinkSpace, LLC	If to Licensor
LinkSpace, LLC	Bascom Linking Intellectual Property, LLC
Tel: 703-848-9841	Tel:
Fax:	Fax:
Email:	Email:

Attn: Thomas L. Bascom	Attn:

Notices are deemed given on (a) the date of receipt if delivered personally or by express courier (or if delivery refused, the date of refusal), or (b) the fifth (5th) calendar day after the date of posting if sent by US mail. Notice given in any other manner will be deemed to have been given only if and when received at the address of the Person to be notified. Either party may from time to time change its address for notices under this Agreement by giving the other party written notice of such change in accordance with this Section.

6.4	Relationship of Parties. The Parties are independent contractors and not partners, joint venturers, or agents of the other. Neither Party assumes any liability of or has any authority to bind, or control the activities of, the other.

6.5	Severability. If any provision of this Agreement is found to be invalid or unenforceable, then the remainder of this Agreement will have f force and effect, and the invalid provision will be modified, or partially enforced, to the maximum extent permitted to effectuate its original objective.

6.6	Waiver. Failure by either Party to enforce any term of this Agreement will not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the Parties.

6.7	Entire Agreement. This Agreement, including its exhibits, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and merges and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions. Licensee hereby acknowledges, confirms, and agrees that any rights or license to the Patents granted to or held by Licensee prior to the Effective Date, including any implied license, is terminated in its entirety. Neither of the Parties will be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. No oral explanation or oral information by either Party hereto will alter the- meaning or interpretation of this Agreement. No amendments or modifications will be effective unless in writing and signed by authorized representatives of both Parties. The following exhibits are attached hereto and incorporated herein: Exhibit A (entitled "The Patents").

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6.8	Counterparts: Electronic Signature. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument. Each Party will execute and deliver to the other Party a copy of this Agreement bearing its original signature. Prior to such execution and delivery, in order to expedite the process of entering into this Agreement, the Parties acknowledge that Transmitted Copies of this Agreement will be deemed original documents. "Transmitted Copies" means copies that are reproduced or transmitted via email of a .pdf file, photocopy, facsimile or other process of complete and accurate reproduction and transmission.

In witness whereof, the Parties have caused this Agreement to be executed as of the Effective Date by their respective duly authorized representatives.

Bascom Linking Intellectual Property, LLC		LinkSpace, LLC
By: SNIP Inc., its Managing Member
By:	/s/ Mark Marmer	By:	/s/ Thomas L. Bascom
Name: Mark Marmer		Name: Thomas L. Bascom
Title: President		Title: President

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Exhibit A

THE PATENTS

Patents

Patent	Serial Number	Title	Date Filed	Date Issued
7,111,232	10/090,740	Method and system for making document objects available to users of a network	3/6/2002	9/19/2006
7,139,974	10/090,739	Framework for managing document objects stored on a network	3/6/2002	11/21/2006
7,158,971	10/118,918	Method for searching document objects on a network	4/10/2002	1/2/2007
7,386,792	10/050,515	System and method for collecting, storing, managing and providing categorized information related to a document object	1/18/2002	6/10/2008
7,389,241	10/118,093	Method for users of a network to provide other users with access to link relationships between documents	4/9/2002	6/17/2008
7,702,521	11/978,658	Method for users of a network to provide other users with access to link relationships between documents	10/30/2007	4/20/2010

Pending applications

Serial Number	Date Filed	Title	Status
11/979,260	10/31/2007	System and method for collecting, storing, managing and providing categorized information related to a document object	Pending
11/543,862	10/6/2006	Method for searching document objects on a network	Pending
11/601,645	11/20/2006	Framework for managing document objects stored on a network	Pending
13/432,642	3/28/2012	Method for searching document objects on a network (Continuation of 7,158,971)	Pending

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